As filed with the Securities and Exchange Commission on December 9, 2022

Registration No. 333-249723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-249723

UNDER

THE SECURITIES ACT OF 1933

CARLOTZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	5500	82-2456129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Shift Technologies, Inc.

290 Division Street, Suite 400

San Francisco, California

(855) 575-6739

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff Clementz

Chief Executive Officer

290 Division Street, Suite 400

San Francisco, California 94103

(855) 575-6739

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Martin C. Glass

Jenner & Block LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 891-1672

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment deregisters those securities that remain unsold.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-4 (File No. 333-249723) (the “Registration Statement”) filed by CarLotz, Inc., a Delaware corporation (f/k/a Acamar Partners Acquisition Corp.) (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 29, 2020, amended by pre-effective Amendment No. 1 filed with the SEC on December 16, 2020 and pre-effective Amendment No. 2 filed with the SEC on December 23, 2020, and declared effective by the SEC on December 30, 2020, which registered a total of 80,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share, for issuance pursuant to the previously announced merger completed on January 21, 2021, by and among the Company, Acamar Partners Sub, Inc., a wholly owned subsidiary of the Company, and CarLotz Group, Inc. (f/k/a CarLotz, Inc.) (“Former CarLotz”), pursuant to which Acamar Partners Sub, Inc. merged with and into Former CarLotz, with Former CarLotz surviving as the surviving company and as a wholly owned subsidiary of the Company (the “Merger”).

On December 9, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 9, 2022, by and among Shift Technologies, Inc., a Delaware corporation (“Parent”), Shift Remarketing Operations, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Shift Merger”).

As a result of the Shift Merger and related transactions contemplated by the Merger Agreement, and the prior consummation of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed by the Company in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings. The Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 9, 2022.

CARLOTZ, INC.
(Registrant)

By:	/s/ Jeff Clementz
Name:	Jeff Clementz
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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